Exhibit 2.2

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, The Very Good Food Company Inc. (“we”, “us”, “our”, or the “Company”) had the following securities registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of class	Trading symbol	Name of exchange on which registered
Common Shares	VGFC	The Nasdaq Stock Market LLC

In October 2021, the Common Shares were registered under Section 12(b) of the Exchange Act and were approved for listing for trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “VGFC”. The Common Shares are also traded on the TSX Venture Exchange under the trading symbol VERY.V, as well as on the Frankfurt Stock Exchange under the trading symbol OSI.

The following description sets forth certain general terms and provisions of the Common Shares. For additional information, you should read our articles of incorporation (“Articles”), which are available electronically on the website of the SEC at www.sec.gov as exhibit 1.1 to our Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report.

Description of Our Common Shares

The Company is authorized to issue an unlimited number of Common Shares. As of December 31, 2021, there were 118,498,464 Common Shares issued and outstanding. Each Common Share carries the right to one vote. Holders of Common Shares are entitled to receive any dividends declared by the board of directors of the Corporation in respect of the Common Shares. In the event of the liquidation, dissolution or winding-up of the Corporation, holders of Common Shares are also entitled to receive, on a pro rata basis, the remaining property and assets of the Corporation available for distribution after payment of all its liabilities.

Description of Our Articles

Set out below is a description of our Articles and of the applicable provisions of the British Columbia Business Corporation Act (“BCBCA”) (as currently in effect) related to our Articles.

Incorporation

The Very Good Food Company Inc. is organized under the BCBCA. The Company’s British Columbia incorporation number is BC1101780.

Objects and Purposes of our Company

Our Articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our Articles of the business that we may carry on.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Our Articles restrict our directors’ power to vote on a proposal, arrangement, or contract in which the directors are materially interested, but do not restrict our directors’ power to: (a) to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum; or (b) borrow money. Additionally, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the BCBCA to become, act or continue to act as a director.

Share Rights

The holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each Common Share held at such meetings. Shareholders are also able to change the date of the annual general meeting by way of unanimous resolution. Dividends are subject to the rights if any, of shareholder holding shares with special rights as to dividends.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions attaching to the Common Shares are contained in our Articles and such rights, privileges, restrictions and conditions may be changed by amending our Articles which can be done by either shareholders or directors.

The Articles may be amended by the shareholders to change the authorized share structure of the Company where applicable to (i) create one or more classes of shares; (ii) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares; (iii) if the Company is authorized to issue shares of a class of shares with par value, (a) subject to section 74 of the BCBCA, decrease the par value of those shares; (b) increase the par value of those shares if none of the shares of that class of shares are allotted or issued; or (iv) change all or any of its unissued, or fully paid, shares with par value into shares without par value; (v) change all or any of its unissued shares without par value into shares with par value; (vi) eliminate any class or series of shares if none of the shares of that class or series of shares are allotted or issued (vii) alter the identifying name of any of its shares (viii) establish a maximum number of shares that the Company is authorized to issue out of any class or series for which no maximum is established; or (ix) otherwise alter its authorized share structure when required or permitted to do so by the BCBCA. Shareholders may amend the Articles to (i) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or (ii) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued as long as the affected class of shares consents by way of a separate resolution of those shareholders.

The Articles may be amended by the directors to change the authorized share structure of the Company where applicable to (i) create one or more series of shares and if no such shares of such a series are issued, to also attach special rights and restrictions to such series or to alter any such special rights and restrictions; (ii) subdivide all or any or its unissued, or fully paid issued, shares with par value into shares of small par value; (iii) subdivide all or any of its unissued, or fully paid issued, shares without par value; (iv) consolidate all or any of its unissued or fully paid issued, shares with par value into shares of larger par value; or (v) consolidate all or any of its unissued, or fully paid issued, shares without par value.

Meetings

Each director holds office until our next annual general meeting or until his or her office is earlier vacated in accordance with the provisions of the BCBCA. A director appointed or elected to fill a vacancy on our Board also holds office until our next annual general meeting.

Annual meetings of our shareholders must be held at such time in each year not more than fifteen (15) months after the last annual meeting, as the Board may determine. Pursuant to our Articles, notice of the time and place of a meeting of shareholders must be sent not less than twenty-one (21) days before the meeting so long as the Company is a public Company, otherwise, 10 days.

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders. This person is not considered part of the quorum or entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Under our Articles, the quorum for the transaction of business at a meeting of our shareholders is one person present and entitled to vote at the meeting that holds hold at least five (5) percent of the issued shares entitled to be voted at the meeting. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the vote cast on the resolution.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the Company for at least two years before the date of signing the proposal.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada) (See Market for Common Shares – Exchange Controls located in exhibit 99.1 of the Annual Report), there are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or British Columbia, or in our Articles.

Change in Control

There are no provisions in our Articles that would have the effect of delaying, deferring or preventing a change in control of us, and that would operate only with respect to a merger, acquisition or corporate restructuring involving us or any of our subsidiaries.

Ownership Threshold

Our Articles do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada requires that we disclose in our management information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than ten (10) percent of our issued and outstanding Common Shares.